Exhibit 16.1

KPMG LLP Stamford Square 3001 Summer Street Stamford, CT 06905-4317

April 13, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Patriot National Bancorp, Inc. and, under the date of March 31, 2015, we reported on the consolidated financial statements of Patriot National Bancorp, Inc. as of and for the years ended December 31, 2013 and 2014. On April 8, 2015, we were dismissed. We have read Patriot National Bancorp, Inc.’s statements included under Item 4.01(a) of its Form 8-K dated April 13, 2015, and we agree with such statements except that we are not in a position to agree or disagree with Patriot National Bancorp, Inc.’s statement that the decision to change accounting firms was approved by the Audit Committee of the Board of Directors (the “Audit Committee”) and ratified by the Board of Directors.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.